Exhibit 99.1

Differential Brands Group Appoints Bob Ross as Chief Financial Officer

LOS ANGELES, CA, January 26, 2017 (BUSINESS WIRE)  – Differential Brands Group Inc. (the “Company”) (NASDAQ:DFBG), today announced that Bob Ross has been appointed Chief Financial Officer, effective January 30, 2017, replacing Hamish Sandhu.  In this role, he will report to Michael Buckley, the Company’s Chief Executive Officer.

Mr. Ross brings more than 20 years of finance and operations experience to this role and is highly proficient across multi-channel specialty apparel and housewares brands.  For more than 12 years, Mr. Ross held various financial and operational executive roles at Urban Outfitters.  During this tenure, he helped to guide the company through the most successful period in their 46-year history, building strong global teams and infrastructure and supporting their market capitalization growth from $100 million to almost $7 billion.  More recently, Mr. Ross served as Chief Financial Officer of Nasty Gal, Inc. Prior to that, he held the Chief Financial Officer Position at Ideeli Inc. He holds a bachelor’s degree in accounting from Drexel University and is a Certified Public Accountant.

Mr. Buckley commented, “We are thrilled to welcome Bob to Differential Brands Group, and believe that he will be a valuable part of our team as we prepare for the significant growth opportunities ahead of us.  Bob has vast global experience and an excellent track record growing lifestyle brands and retail concepts through multiple channels,  including retail,  e-commerce, wholesale distribution, and licensing partners in both domestic and international markets.  We are excited to leverage his expertise as we continue to grow the business and we are confident that he will play an integral role in the long-term development of Differential Brands Group.”

Mr. Ross said, “I am excited to be joining the Differential Brands team.  I believe that the Company’s premium brands and core initiatives position it well to achieve long-term, profitable growth.  I look forward to working with the entire team to build on the strong progress that has been made to date and continue growing the Company.”

Mr. Buckley added, “On behalf of the Board of Directors and management team, we thank Hamish for his years of service and contributions during his tenure as Chief Financial Officer.”

About Differential Brands Group;

Differential Brands Group Inc. (NASDAQ:DFBG) is a platform that focuses on branded operating companies in the premium apparel, footwear and accessories sectors. Our focus is on organically growing our brands through a global, omni-channel distribution strategy while continuing to seek opportunities to acquire accretive, complementary, premium brands.

Our current brands are Hudson®, a designer and marketer of women's and men's premium, branded denim and apparel, Robert Graham®, a sophisticated, eclectic apparel and accessories brand seeking to inspire a global movement, and SWIMS®, a Scandinavian lifestyle brand best known for its range of fashion-forward, water-resistant footwear, apparel and accessories. For more information, please visit Differential's website at: www.differentialbrandsgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The matters discussed in this news release involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “believe,” “plan,” “project,” “will be,” “will continue,” “will likely result” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the anticipated benefits of the RG Merger and acquisition of SWIMS on the Company’s financial results, business performance and product offerings; the Company’s ability to successfully integrate the Company’s brands and realize cost savings and any other synergy; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the Company expects; continued acceptance of our product, product demand, competition, capital adequacy, general economic conditions and the potential inability to raise additional capital if required; the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Company’s brands in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its annual report on Form 10-K for the fiscal year ended November 30, 2015 and subsequent quarterly reports on Form 10-Q filed with the SEC, and this release should be read in conjunction with those reports, together with all of the Company’s other filings, including current reports on Form 8-K, through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Investor Relations:

ICR, Inc.

Jean Fontana, 203-682-8200

Jean.fontana@icrinc.com

or

Media Inquiries:

ICR, Inc.

Brittany Fraser, 203-682-8200

DifferentialPR@icrinc.com